Exhibit 99.1

FOR RELEASE THURSDAY, FEBRUARY 27, 2014

Investor Contact:	Press Contact:

Steve Kunszabo	Diane Hockenberry
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
steve.kunszabo@iridium.com	diane.hockenberry@iridium.com

IRIDIUM ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2013 RESULTS; COMPANY ISSUES 2014 AND LONG-RANGE OUTLOOK

MCLEAN, Va. – February 27, 2014 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the fourth quarter of 2013 and issued its full-year 2014 and long-range outlook. Net income was $15.6 million, or $0.18 per diluted share, for the fourth quarter of 2013, as compared to $16.7 million, or $0.19 per diluted share, for the fourth quarter of 2012. Operational EBITDA (“OEBITDA”)(1) for the fourth quarter was $49.8 million, as compared to $52.3 million for the prior-year period, representing a year-over-year decline of 5 percent and an OEBITDA margin(1) of 51 percent. OEBITDA fell largely due to lower equipment revenue.

Iridium reported fourth-quarter total revenue of $98.2 million, which consisted of $76.5 million of service revenue and $21.7 million of equipment, engineering and support revenue. Total revenue increased 6 percent versus the comparable period of 2012, while service revenue grew 15 percent from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 78 percent of total revenue for the fourth quarter of 2013 as compared to 72 percent in the year-ago period.

The Company ended the quarter with 664,000 total billable subscribers, which compares to 611,000 for the year-ago period and is up from 655,000 for the quarter ended September 30, 2013. Total billable subscribers grew 9 percent year-over-year, driven by strength in machine-to-machine (“M2M”) and commercial voice customers.

“We achieved our most important strategic objectives in 2013 including the favorable renewal of services and support contracts with the U.S. Department of Defense (“DoD”) and securing a $120 million investment commitment from three European Air Navigation Service Providers (“ANSPs”) for our AireonSM global aviation monitoring business,” said Matt Desch, CEO, Iridium. “The agreements with the DoD, worth $438 million over five years, deliver growing and predictable cash flow during the Iridium NEXT launch and construction period, while the investment commitments for our Aireon joint venture provide access to the needed funding to develop an operational Aireon system in 2017. And, while 2013 saw us navigate through challenges in our commercial handset and maritime businesses, we’re poised for better performance as we consider our prospects this year. The handset market is growing more slowly than we’ve seen in past years, but we have a defensible leadership position and continue to expand our product portfolio with new offerings including the recently announced Iridium GO!™ satellite Wi-Fi hotspot. We’ve also improved our maritime broadband platform, which should lead to a nice rebound in 2014 as industry dynamics are strong. The M2M market remained a bright spot in our portfolio, growing both subscribers and revenue 20% last year. We expect continued robust gains in this sector, and are just beginning to penetrate the lucrative OEM segment.”

Desch continued, “Our network is the best in the industry today with true global coverage, very high availability and robust service quality for our customers. Our Iridium NEXT build remains on budget, and the new constellation is still on track to be fully deployed in 2017. While the first launch date hasn’t officially changed yet, we expect that extensive payload and software testing schedules will push out our first launch a few months to the second quarter of 2015. All in all, with Iridium NEXT fast approaching, we have excellent long-term growth prospects and will continue to execute against the key targets that ensure our success.”

Full-Year 2013 Iridium Business Highlights

For the full year, Iridium reported net income of $62.5 million, or $0.71 per diluted share, as compared to net income of $64.6 million, or $0.83 per diluted share, for 2012. The Company reported 2013 total revenue of $382.6 million, which was relatively unchanged from the year-ago period. Total revenue included $292.1 million of service revenue and $90.6 million of equipment, engineering and support revenue. OEBITDA for 2013 was $201.1 million, down 2 percent from $205.8 million in the prior-year, representing an OEBITDA margin of 53 percent. Capital expenditures were $403.5 million for the full-year 2013.

Fourth-Quarter Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 62 percent of the Company’s total revenue during the fourth quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $60.9 million, an 18 percent increase from last year’s comparable period, primarily supported by a gain in voice and M2M data subscribers and a change in the Company’s prepaid airtime policy.

•	Commercial voice and data subscribers increased 2 percent from the year-ago period to 340,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $47 during the fourth quarter, a 15 percent year-over-year increase. Voice and data ARPU grew primarily due to higher recurring subscriber fees and a non-recurring benefit of $3.6 million related to a change in the Company’s prepaid airtime policy. Commercial M2M data subscribers grew 20 percent from the year-ago period to 273,000 customers. Commercial M2M data ARPU was $16 during the fourth quarter, unchanged from last year’s comparable period.

•	Iridium’s commercial business ended the quarter with 613,000 billable subscribers, which compares to 560,000 for the prior-year quarter and is up from 604,000 for the quarter ended September 30, 2013. M2M data subscribers represented 45 percent of billable commercial subscribers, an increase from 41 percent at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company was recently awarded two Defense Information Systems Agency contracts, which include a $400 million, five-year, fixed-price agreement renewing its satellite communications services relationship and a $38 million deal to support and maintain the DoD’s dedicated gateway.

•	Government service revenue was $15.6 million, a 3 percent increase from the prior-year period, driven by the Company’s new airtime services contract with the DoD.

•	Iridium’s government business ended the quarter with 51,000 billable subscribers, which is unchanged from the prior-year quarter and the quarter ended September 30, 2013. M2M data subscribers increased 33 percent year-over-year and represented 39 percent of billable government subscribers, an increase from 29 percent at the end of the prior-year period.

Equipment

•	Equipment revenue was $15.9 million during the fourth quarter, a 28 percent year-over-year decrease. Revenue declined from the year-ago quarter primarily due to lower overall handset sales.

•	The Company’s equipment revenue in 2014 is expected to be greater than it was in 2013 due to higher overall unit sales.

Engineering & Support

•	Engineering and support revenue was $5.8 million during the fourth quarter, up 66 percent from the prior-year period, primarily resulting from an increased scope of work for ongoing government projects.

Capital expenditures were $140.1 million for the fourth quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT, and upgraded ground network infrastructure at its commercial gateway. The Company ended the fourth quarter with a cash and marketable securities balance of $263.0 million and gross debt of $1.0 billion. Net debt was $695.2 million.

2014 Outlook

The Company issued its full-year 2014 outlook for total service revenue growth and OEBITDA. The Company expects:

•	Total service revenue growth between 2 percent and 4 percent for the full-year 2014

•	Full-year 2014 OEBITDA between $205 million and $215 million. OEBITDA for 2013 was $201.1 million.

2014 Outlook (February 2014)
Total Service Revenue Growth	2% to 4%
2014 Operational EBITDA (OEBITDA)	$205 million to $215 million

Long-Range Outlook

The Company issued its projections for compound annual service revenue growth, OEBITDA margin and cash taxes. The Company expects:

•	Compound annual service revenue growth between 8 percent and 12 percent between 2014 and 2018

•	OEBITDA margin of approximately 60 percent in 2018

•	Negligible cash taxes from 2014 to approximately 2020

Long-Range Outlook (February 2014)
Compound Annual Service Revenue Growth	8% to 12% between 2014 and 2018
Operational EBITDA (OEBITDA) Margin	Approximately 60% in 2018
Cash Taxes	Negligible cash taxes from 2014 to approximately 2020

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company discloses Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), share-based compensation expenses, and the impact of purchase accounting. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), share-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

	Iridium Communications Inc.
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
	(In thousands)
GAAP net income	$15,585	$16,711	$62,517	$64,631

Interest expense	202	23	583	114

Interest income	(643)	(507)	(2,859)	(1,186)

Income taxes	18,776	11,524	47,948	30,387
Depreciation and amortization	18,775	18,054	74,980	81,110
Iridium NEXT expenses, net	(3,563)	4,930	11,396	23,868
Share-based compensation	358	1,712	6,715	7,332
Non-cash purchase accounting	334	(189)	(194)	(502)

Operational EBITDA	$49,824	$52,258	$201,086	$205,754

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, February 27, 2014. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Thursday, February 27, 2014 through Thursday, March 6, 2014 at Iridium’s Investor Relations webpage. Callers can also dial (855) 859-2056 (U.S. only) or (404) 537-3406, Access Code 10601409, for an audio replay of the conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth and OEBITDA for the full-year 2014; compound annual service revenue growth, OEBITDA margin and cash taxes in the longer-term; the development of and timing for launch of Iridium NEXT; anticipated equipment revenue; expected revenue from Iridium’s new contracts with the U.S. Department of Defense; prospects for our handset, maritime and M2M product offerings and the funding, development and launch of the Aireon system. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for Iridium’s products and services, including demand from the U.S. Government; Iridium’s ability to maintain the health, capacity and content of its current satellite constellation; the development of and transition to Iridium NEXT, including expanded capacity and features; the completion of funding milestones for, and the development and deployment of, the Aireon system, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (“the SEC”) on March 5, 2013, and the Company’s Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on October 31, 2013, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

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Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended December 31,		Non-Cash Purchase Accounting for the Three Months Ended December 31, (1)
	2013	2012	2013	2012

Revenue:
Service revenue
Commercial	$60,893	$51,553	$(583)	$(61)
Government	15,630	15,202	—	—

Total service revenue	76,523	66,755	(583)	(61)
Subscriber equipment	15,904	22,041	—
Engineering and support service	5,780	3,488	—	—

Total revenue	98,207	92,284	(583)	(61)

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	15,888	12,946	(259)	(259)
Cost of subscriber equipment sales	12,499	12,457	—	—
Research and development	4,624	2,784	—	—
Selling, general and administrative	20,164	15,019	9	9
Depreciation and amortization	18,775	18,054	12,196	12,375

Total operating expenses	71,950	61,260	11,946	12,125

Operating profit (loss)	26,257	31,024	(12,529)	(12,186)

Other (expense) income:
Interest income (expense), net	441	484	—	—
Undrawn credit facility fees	(1,706)	(2,383)	—	—
Other (expense) income, net	9,369	(890)	—	—

Total other (expense) income	8,104	(2,789)	—	—

Earnings (loss) before income taxes	34,361	28,235	(12,529)	(12,186)
Benefit from (provision for) income taxes	(18,776)	(11,524)	5,438	3,897

Net income (loss)	15,585	16,711	(7,091)	(8,289)
Series A Preferred Stock dividends	1,750	—	—	—

Net income attributable to common stockholders	$13,835	$16,711	$(7,091)	$(8,289)

Operational EBITDA	$49,824	$52,258

(1)	The impact of purchase accounting on the carrying value of inventory, favorable lease assets, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $0.2 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue into future periods. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization), which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense, which we expect will continue into future periods. The increase in favorable lease assets and related amortization thereof had the effect of increasing selling, general and administrative expense, which we expect will continue into future periods.

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,		Non-Cash Purchase Accounting for the Year Ended December 31, (1)
	2013	2012	2013	2012

Revenue:
Service revenue
Commercial	$232,928	$211,741	$(806)	$(415)
Government	59,164	61,750	—	—

Total service revenue	292,092	273,491	(806)	(415)
Subscriber equipment	73,303	93,866	—
Engineering and support service	17,254	16,163	—	—

Total revenue	382,649	383,520	(806)	(415)

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	59,346	60,937	(1,037)	(1,037)
Cost of subscriber equipment sales	52,062	53,285	—	—
Research and development	11,149	15,525	—	—
Selling, general and administrative	75,218	67,589	37	120
Depreciation and amortization	74,980	81,110	49,814	66,566

Total operating expenses	272,755	278,446	48,814	65,649

Operating profit (loss)	109,894	105,074	(49,620)	(66,064)

Other (expense) income:
Interest income (expense), net	2,276	1,072	—	—
Undrawn credit facility fees	(7,708)	(10,232)	—	—
Other (expense) income, net	6,003	(896)	—	—

Total other (expense) income	571	(10,056)	—	—

Earnings (loss) before income taxes	110,465	95,018	(49,620)	(66,064)
Benefit from (provision for) income taxes	(47,948)	(30,387)	21,535	21,127

Net income (loss)	62,517	64,631	(28,085)	(44,937)
Series A Preferred Stock dividends	7,000	—	—	—

Net income attributable to common stockholders	$55,517	$64,631	$(28,085)	$(44,937)

Operational EBITDA	$201,086	$205,754

(1)	The impact of purchase accounting on the carrying value of inventory, favorable lease assets, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $0.2 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue into future periods. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization), which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense, which we expect will continue into future periods. The increase in favorable lease assets and related amortization thereof had the effect of increasing selling, general and administrative expense, which we expect will continue into future periods.

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2013	2012		2013	2012
	(In thousands)			(In thousands)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice and data	$48,378	$41,124	18%	$184,003	$170,983	8%
M2M data(2)	12,515	10,429	20%	48,925	40,758	20%

Total commercial voice and M2M data service	60,893	51,553	18%	232,928	211,741	10%

Government service revenue(3)	15,630	15,202	3%	59,164	61,750	-4%

Total service revenue	76,523	66,755	15%	292,092	273,491	7%

Subscriber equipment	15,904	22,041	-28%	73,303	93,866	-22%

Engineering and support(4)
Government	5,436	3,058	78%	15,420	14,963	3%
Commercial	344	430	-20%	1,834	1,200	53%

Total engineering and support	5,780	3,488	66%	17,254	16,163	7%

Total Revenue	$98,207	$92,284	6%	$382,649	$383,520	0%

Operational EBITDA
Operational EBITDA	$49,824	$52,258	-5%	$201,086	$205,754	-2%

Other
Capital expenditures (5)	$140,102	$220,311		$403,547	$441,654

Net debt (6)	$695,214	$443,136

Cash, cash equivalents, and marketable securities	$262,989	$254,418

Credit Facility	$1,039,203	$751,787

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.‘s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.‘s satellite system.
(5)	Capital expenditures based on cash spent in the respective period.
(6)	Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

	As of December 31,		% Change
	2013	2012
	(In thousands, except ARPU)
Billable Subscribers (1)
Commercial
Voice and M2M data service
Voice and data	340	332	2%
M2M data	273	228	20%

Total commercial voice and M2M data service	613	560	9%

Government
Voice and M2M data service
Voice and data	31	36	-14%
M2M data	20	15	33%

Total government voice and M2M data service	51	51	0%

Total billable subscribers	664	611	9%

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2013	2012		2013	2012
	(In thousands, except ARPU)			(In thousands, except ARPU)
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice and data	(5)	(1)	400%	8	25	-68%
M2M data	14	15	-7%	45	60	-25%

Total commercial voice and M2M data service	9	14	-36%	53	85	-38%

Government
Voice and M2M data service
Voice and data	(1)	1	-200%	(5)	(1)	400%
M2M data	1	1	0%	5	4	25%

Total government voice and M2M data service	—	2	-100%	—	3	-100%

Total billable subscribers	9	16	-44%	53	88	-40%

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2013	2012		2013	2012
ARPU(2)
Commercial
Voice and data	$47	$41	15%	$46	$45	2%
M2M data	$16	$16	0%	$16	$17	-6%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period. Historically, government service revenue was driven by changes in subscriber count or ARPU, however under the terms of the new EMSS contract, government service revenue is a fixed-price for unlimited subscribers. For this and future comparative periods, ARPU will not be presented, as it is no longer a relevant government service revenue metric.